UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 7, 2012

SEACOR Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12289	13-3542736
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Eller Drive, Fort Lauderdale, Florida	33316
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(954) 523-2200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Agreement.

On December 7, 2012, Era Group Inc. ("Era Group" or the “Company”), a wholly-owned subsidiary of SEACOR Holdings Inc., completed its offering of $200,000,000 in aggregate principal amount of 7.75% Senior Notes due 2022 (the “Notes”) pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and Regulation S under the Securities Act. The Notes are guaranteed by all of the Company's wholly-owned existing U.S. subsidiaries that are guarantors under its revolving credit facility (collectively, the "Guarantors"). In connection with the pricing of the offering on December 4, 2012, Era Group and the Guarantors entered into a Purchase Agreement (the "Purchase Agreement") with Deutsche Bank Securities Inc., as representative of the purchasers listed in Schedule I thereto (collectively, the "Initial Purchasers"). The Purchase Agreement contains customary representations, covenants and indemnification provisions.

The Notes were issued pursuant to an Indenture, dated as of December 7, 2012 (the "Indenture"), by and among Era Group, the Guarantors and Wells Fargo Bank, National Association, as trustee.

The Notes will mature on December 15, 2022. Interest on the Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2013. The Notes are Era Group's general, unsecured and unsubordinated obligations and rank equally with all of Era Group's other existing and future unsecured and unsubordinated indebtedness. The guarantees of the Notes are general, unsecured and unsubordinated obligations of the Guarantors and rank equally in right of payment with all other general, unsecured and unsubordinated obligations of the Guarantors.

The Notes may be redeemed in whole or in part at any time and from time to time on or after December 15, 2017 at the applicable redemption prices set forth in the offering memorandum. Prior to December 15, 2017, Era Group may redeem the Notes, in whole or in part, at any time and from time to time at a redemption price based on a “make-whole” premium plus accrued and unpaid interest. At any time on or prior to December 15, 2015, Era Group may redeem up to 35% of the notes at a redemption price equal to 107.750% of their principal amount, plus accrued and unpaid interest, if any, to the date of the redemption, using the proceeds of certain equity offerings.

The Indenture contains customary covenants that will limit the Company's ability and the ability of the Company's restricted subsidiaries, to incur debt, pay dividends, make loans or investments, sell assets, incur certain liens, enter into transactions with affiliates and consolidate, merge or sell all or substantially all of their assets.

The Indenture provides for customary events of default, including, without limitation, (i) payment defaults, (ii) covenant defaults, (iii) cross-acceleration to certain other indebtedness in excess of specified amounts, (iv) certain events of bankruptcy and insolvency or (v) judgment defaults in excess of specified amounts.

In connection with the issuance of the Notes, on December 7, 2012, Era Group, the Guarantors and the Initial Purchasers entered into a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which Era Group agreed, among other things, to use its commercially reasonable efforts, under certain circumstances, to cause an exchange offer registration statement to become effective within 180 days of the consummation of its spin-off from SEACOR Holdings Inc. and to consummate an exchange offer within 30 days after such effectiveness or cause a shelf registration statement covering the resale of the Notes to be declared effective within specified periods. Era Group will be required to pay additional interest on the Notes if it fails to timely comply with its obligations under the Registration Rights Agreement until such time as it complies.

Certain of the Initial Purchasers and their affiliates have performed and may, from time to time in the future, engage in transactions with and perform commercial and investment banking and advisory services for SEACOR Holdings Inc. and its subsidiaries, including Era Group, for which they have received or will receive customary fees and expenses.

Era Group intends to use the net proceeds from the issuance of the Notes to repay approximately $190.0 million of borrowings outstanding under its revolving credit facility. Any remaining net proceeds will be used for general corporate purposes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to Item 1.01 and the description of the Notes and the Indenture contained therein, each of which is hereby incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
4.1	Registration Rights Agreement, dated as of December 7, 2012, among Era Group, the guarantors and Deutsche Bank Securities Inc., on behalf of itself and the other initial purchasers named therein.
10.1	Purchase Agreement, dated December 4, 2012, among Era Group, the guarantors and Deutsche Bank Securities Inc., on behalf of itself and the other initial purchasers named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEACOR Holdings Inc.

By: /s/ Paul L. Robinson
Name:     Paul L. Robinson

Title:	Senior Vice President, General Counsel and Corporate Secretary

Date:  December 7, 2012

EXHIBIT INDEX

Exhibit No.	Description
4.1	Registration Rights Agreement, dated as of December 7, 2012, among Era Group, the guarantors and Deutsche Bank Securities Inc., on behalf of itself and the other initial purchasers named therein.
10.1	Purchase Agreement, dated December 4, 2012, among Era Group, the guarantors and Deutsche Bank Securities Inc., on behalf of itself and the other initial purchasers named therein.